SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT

                     AMENDMENT dated as of August 28, 2002 but effective as of August 19, 2002 (this "Amendment") to (a) SECURITIES PURCHASE AGREEMENT, dated as of February 4, 1999, (as amended pursuant to the First Amendment (as hereinafter defined), the "Purchase Agreement") among RECOTON CORPORATION, a New York corporation (the "Company" or "Recoton"), THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential") and ING CAPITAL LLC, f/k/a ING (U.S.) Capital LLC) ("ING"; ING together with Prudential, individually referred to as a "Purchaser" and collectively as "Purchasers") and (b) Registration Rights Agreement dated as of February 4, 1999 (as amended, the "Registration Rights Agreement") among the Company, Prudential and ING (U.S.) INVESTMENT CORPORATION. Capitalized terms used herein and not defined herein shall have the respective meanings set forth for such terms in the Purchase Agreement.

R E C I T A L S:

                     WHEREAS, the Company and the Purchasers are party to the Purchase Agreement;

                     WHEREAS, on or about October 31, 2000 the Company and the Purchasers entered into that certain First Amendment to Securities Purchase Agreement, Guaranty and Registration Rights Agreement (the "First Amendment");

                     WHEREAS, the Company has requested that the Purchasers agree to amend certain provisions of the Purchase Agreement; and

                     WHEREAS, subject to the terms and provisions of this Amendment, the Required Holders have agreed to amend certain terms and conditions of the Purchase Agreement and the Registration Rights Agreement as specifically set forth in this Amendment.

                     NOW, THEREFORE, it is agreed as follows:

                     Section 1. Amendment of Section 4 of the Purchase Agreement and the Notes. As of the Amendment Effective Date, the first sentence of Section 4G of the Purchase Agreement and the corresponding provisions of the Notes are amended to state that:

                               (a) Interest Payment; Limited Waiver. The interest previously due on the Notes on or about August 4, 2002 and November 4, 2002 (collectively, the "Deferred Interest Payments") shall instead be due on February 4, 2003 (the "Deferred Interest Payment Date"), and the Purchasers hereby waive (i) any Event of Default under Section 7(A)(i)(y) of the Purchase Agreement arising from the previous failure of the Company to make the interest payment due on or about August 4, 2002 and (ii) subject to the next succeeding sentence, any other Event of Default existing as of the Amendment Effective Date by reason of an Event of Default (a "Senior Default") under the Bank Credit Agreement or Bank Financing Agreement (but only so long as such Senior Default shall have been waived by the holders of Senior Debt as of the Amendment Effective Date). The waiver set forth in clause (ii) of the immediately preceding sentence will expire automatically and be of no further force or effect if at any time prior to the Deferred Interest Payment Date the Obligations under the Bank Credit Agreement become due and payable as a result of the acceleration thereof or the Administrative Agent (the "Senior Administrative Agent") or any holder of Senior Debt under the Bank Credit Agreement initiates the exercise of remedies under the Bank Credit Agreement or any agreement or instrument relating thereto.

                               (b) Blockage. For the benefit of the Senior Administrative Agent and each of the holders of the Senior Debt, the Purchasers and the Company agree that (i) that certain Blockage Notice, dated August 19, 2002, that was delivered by the Senior Administrative Agent to the Holders (the "Existing Blockage Notice") is hereby withdrawn, (ii) the Senior Administrative Agent, on behalf of the holders of the Senior Debt under the Bank Credit Agreement, shall have all the rights and remedies it would otherwise have had, if the Existing Blockage Notice had never been issued, including, without limitation, the right to issue another Blockage Notice in accordance with the terms of the Purchase Agreement, and (iii) the Payment Blockage Period has not commenced. The Senior Administrative Agent, on behalf of the holders of the Senior Debt by virtue of the Bank Credit Agreement, shall be a third party beneficiary with respect to all agreements and related rights provided for under this Section 1(b).

                               (c) New Rate. The interest rate applicable from the Amendment Effective Date shall be 18.5% per annum, with such rate increasing as of the first Business Day of each Fiscal Quarter after the Amendment Effective Date by an additional 0.5% per annum, up to the maximum amount permitted by law (the "Non-Default Interest Rate").

                               (d) Deferred Payments. The Deferred Interest Payments will accrue interest at the Non-Default Interest Rate plus 2.0%. On the Deferred Interest Payment Date, the Company will pay (x) the Deferred Interest Payments and all interest thereon and (y) all interest that accrued (at the Non-Default Interest Rate) on the unpaid principal balance of the Notes from November 4, 2002 through the Deferred Interest Payment Date. From and after the Deferred Interest Payment Date, the Company will pay interest on the Interest Payment Dates provided for in the Purchase Agreement.

                               (e) Payment in Kind. At the Company's option on any Interest Payment Date, the Company may pay Excess Interest (as hereinafter defined) by issuing additional Notes on the relevant Interest Payment Date in an amount equal to such Excess Interest. "Excess Interest" means that portion of interest due and payable on an Interest Payment Date based upon the excess of the Non-Default Interest Rate over 16.5% per annum.

                               (d) Deferral Fee. On the Deferred Interest Payment Date, the Company shall pay to the Purchasers a cash fee equal to 1% of the unpaid principal balance of the Notes.

                     Section 2. Amendment of Sections 7 and 10 of the Purchase Agreement. As of the Amendment Effective Date, (a) Section 7 of the Purchase Agreement is hereby amended by adding thereto the provisions set forth in Section 8.1(F)(iii) and 8.1(AA) of the Bank Credit Agreement and (b) Section 10 of the Purchase Agreement is hereby amended by adding the defined terms (and the corresponding definitions) referred to in the aforementioned Sections of the Bank Credit Agreement.

                     Section 3. Amendment to Registration Rights Agreement. The definition of "Warrants" in the Registration Rights Agreement is amended to read as follows: "the Company's Warrants as defined in and issued under the Purchase Agreement and any Additional Warrants (as defined in the Purchase Agreement, including without limitation the 1999 Replacement Warrants, the Amendment Warrants (as referenced in an October 31, 2000 Amendment to the Purchase Agreement) and the New Warrants (as referenced in an August 28, 2002 Amendment to the Purchase Agreement)) to the extent issued as provided in the Purchase Agreement. The definition of "Registrable Securities" in the Registration Rights Agreement is amended by adding "and the New Shares (as referenced in an August 28, 2002 Amendment to the Purchase Agreement)" at the end of clause (b) thereof. The Registration Rights Agreement is further amended by (a) giving each Purchaser one additional Limited Demand Registration and (b) deeming such additional Limited Demand Registration to have been requested or exercised as of the Amendment Operative Date with respect to the New Shares.

                     Section 4. Financial Adviser. The Company shall have retained as of the Amendment Effective Date, and shall at all times thereafter, maintain the employment of a Financial Advisor (as hereinafter defined) (x) whose duties will include, among other matters, oversight responsibility for the disposition of assets outside the ordinary course of business, communication with the Purchasers on no less than a bi-weekly basis (or such less frequent basis as the Purchasers otherwise agree) on all matters concerning the Company's business, operations and financial performance as may be requested by the Purchasers and the preparation of a business plan for the Company and its Subsidiaries for the calendar years 2002 and 2003, and (y) who shall report directly to the Company's board of directors or any committee comprised primarily of independent directors designated by the board of directors for such purpose. The Company, in cooperation with the Financial Adviser shall deliver to the Purchasers all reports, business plans and other similar documents delivered to the holders of Senior Debt. "Financial Advisor" means Zolfo Cooper, LLC, or another nationally recognized firm specializing in the provision of financial advisory services, reasonably satisfactory to the Purchasers.

                     Section 5. Releases. As of the Amendment Effective Date, the Company shall be deemed to have released each of the Purchasers and their respective officers, directors, employees, agents, attorneys and advisors, from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities of every kind and nature arising from or in any way related to the negotiation, execution, delivery and performance of this Amendment or the transactions contemplated hereby.

                               Section 6. Standstill. From and after the Amendment Effective Date through the Deferred Interest Payment Date, the Holders agree severally, and not jointly or jointly and severally, not to exercise any rights or remedies they may have under the Purchase Agreement, the Notes, applicable law or otherwise against the Company, any Guarantor or their respective assets on account of any Event of Default under the Purchase Agreement that may occur at any time hereafter through the Deferred Interest Payment Date; provided, however, that the Senior Default existing as of the Amendment Effective Date which is subject to the limited waiver set forth in Section 1(a) herein, shall be governed exclusively by the provisions of Section 1(a) herein. The standstill agreement contained in the immediately preceding sentence shall immediately expire and be of no further force or effect if at any time prior to the Deferred Interest Payment Date the Obligations under the Bank Credit Agreement become due and payable as a result of the acceleration thereof or the Senior Administrative Agent or any holder of Senior Debt under the Bank Credit Agreement initiates the exercise of remedies under Bank Credit Agreement or any agreement or instrument relating thereto.

                     Section 7. Amendment Effective Date. The "Amendment Operative Date" will be the date (no later than August 28, 2002) on which all of the following shall have occurred:

                               (a) Counterparts. The Purchasers shall have executed and delivered a counterpart of this Amendment and received a duly executed counterpart of this Amendment from the Company (which aforesaid executions and deliveries may be effected by delivery and receipt by facsimile transmission).

                               (b) New Shares. The Company shall have issued from treasury pro rata to the Purchasers (or, in the case of ING, ING (U.S.) Investments Corporation, if so instructed) 265,000 shares (the "New Shares") of fully-paid, non-assessable common stock of the Company (the "Common Stock"), all pursuant to documentation in form and substance satisfactory to the Purchasers.

                               (c) New Warrants. The Company shall have issued pro rata to the Purchasers (or, in the case of ING, ING (U.S.) Investments Corporation, if so instructed) five-year warrants to purchase 8% of the fully-diluted Common Stock (the "New Warrants") at an exercise price equal the average closing price of the Common Stock for the period from August 15, 2002 through and including August 25, 2002, exercisable commencing October 1, 2003, pursuant to a warrant agreement in form and substance satisfactory to the Purchasers. The New Warrants will be cancelable by the Company if the Notes and all other obligations under or in connection with the Purchase Agreement are fully repaid by September 30, 2003.

                               (d) Existing Warrants. The exercise price of all other warrants issued to the Purchasers under or in connection with the Purchase Agreement (the "Existing Warrants") will be adjusted to equal the average closing price of the Common Stock for the period from August 15, 2002 through and including August 25, 2002, and the expiration date for the Existing Warrants will be extended for two years beyond their expiration dates as in effect on the Amendment Effective Date, all pursuant to documentation in form and substance satisfactory to the Purchasers.

                               (e) Senior Debt. The Company and the holders of Senior Debt shall have entered into Waiver and amendment arrangements for the Senior Debt (such Senior Debt shall include all Obligations under the Bank Credit Agreement as amended by the Waiver and Amendment No. 6 to the Loan Agreement, dated as of August 28, 2002 among the Company, the Senior Administrative Agent and the holders of the Senior Debt, among others), all in form and substance satisfactory to the Purchasers, and the Administrative Agent under each of the Bank Credit Agreement and the Bank Financing Agreement shall have consented to this Amendment by executing the signature page hereof.

                               (f) Expenses. The Company shall have paid all of the Purchasers' out-of-pocket expenses (including, without limitation, the reasonable fees and disbursements of outside legal counsel and the allocated costs of internal counsel) in connection with this Amendment.

                               (g) Legal opinion. The Company shall have delivered to the Purchasers a favorable opinion of counsel to the Company, in form and substance satisfactory to the Purchasers, as to due authorization, execution, and delivery of this Amendment and the agreements, instruments and documents executed and delivered in connection herewith, the enforceability thereof and such other matters as may be reasonably requested by the Purchasers.

                     Section 8. Representations and Warranties. Company hereby represents and warrants to the Purchasers that after giving effect to this Amendment:

                               (a) no Default or Event of Default has occurred and is continuing on and as of the Amendment Effective Date under the Purchase Agreement; and

                               (b) the representations and warranties of the Company contained in the Purchase Agreement are true and correct on and as of the date hereof as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to a different date.

                     Section 9. Status of Purchase Agreement, Registration Rights Agreement and Existing Warrants.

                               (a) This Amendment is limited solely for the purposes and to the extent expressly set forth herein, and, except as expressly amended hereby, the terms, provisions and conditions of the Purchase Agreement and the Registration Rights Agreement shall continue in full force and effect and are hereby ratified and confirmed in all respects. This Amendment shall be deemed part of the Purchase Agreement for all purposes thereof. In the event that the Amendment Operative Date does not occur by August 28, 2002, this Amendment shall be null and void and of no further force or effect.

                               (b) No amendment of any terms or provisions of the Purchase Agreement or the Registration Rights Agreement made hereunder shall relieve the Company or any Guarantor from complying with any other term or provision of the Purchase Agreement, the Guaranty or any other agreement, instrument or document related thereto.

                               (c) The Purchasers hereby waive any entitlement that they may have to any adjustment in the number of shares issuable and/or the purchase price to be paid under any existing warrants issued to them which may otherwise arise based on the repricings as of the date of this Agreement of warrants previously issued to (a) the holders of the securities issued under the Securities Purchase Agreement dated as of February 4, 1999 between Recoton Corporation and the purchasers thereof and (b) the lenders under the Credit Agreement dated as of October 31, 2000 and prior credit agreements between Recoton Corporation and the lenders thereunder.

                     Section 10. Miscellaneous.

                               (a) No Waiver, Cumulative Remedies. No failure or delay or course of dealing on the part of the Purchasers in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Purchasers would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Purchasers to any other or further action in any circumstances without notice or demand.

                               (b) Expenses. Company agrees to pay and reimburse the Purchasers for all of their reasonable costs and expenses (including, without limitation, the reasonable fees and disbursements of legal counsel) in connection with this Amendment.

                               (c) Headings Descriptive. The headings of the several Sections and subsections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision.

                               (d) Severability. In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                               (e) Counterparts. This Amendment may be executed and delivered in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with each of the Company and the Purchasers.

                               Section 11. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

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                     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first written above.

COMPANY:	RECOTON CORPORATION By: /s/ Arnold Kezsbom Name: Arnold Kezsbom Title: Executive Vice President-Finance

GUARANTORS:	INTERACT ACCESSORIES, INC.
RECOTON AUDIO CORPORATION
AAMP OF FLORIDA, INC.
RECOTON HOME AUDIO, INC.
CHRISTIE DESIGN CORPORATION
RECOTON INTERNATIONAL HOLDINGS, INC.
RECOTON JAPAN, INC.
RECOTON CANADA LTD
RECONE, INC.

By:  /s/ Arnold Kezsbom
Name: Arnold Kezsbom
Title: Vice President

PURCHASERS:	THE PRUDENTIAL INSURANCE
    COMPANY OF AMERICA

By:  /s/ Gwendolyn S. Foster
          Name: Gwendolyn S. Foster
          Title: Vice President

ING CAPITAL LLC, f/k/a ING (U.S. Capital LLC)

By:  /s/ Lawrence P. Eyink
          Name: Lawrence P. Eyink
          Title: Director

ING (U.S.) INVESTMENT CORPORATION

By:  /s/ Lawrence P. Eyink
          Name: Lawrence P. Eyink
Title: Director

AGREED (For purposes of Section 7)	ING CAPITAL LLC, f/k/a ING (U.S. Capital LLC) By: /s/ Lawrence P. Eyink Name: Lawrence P. Eyink Title: Director

CONSENTED (for purposes of Section 11C of the Purchase Agreement:	HELLER FINANCIAL INC., as Agent under the
Bank Credit Agreement

By:  /s/ Hugh B. Wilder
          Name: Hugh B. Wilder
          Title: SVP

JPMORGAN CHASE BANK, as Administrative
Agent under the Bank Financing Agreement

By:  /s/ R. A. Odell
          Name: R. A. Odell
Title: Managing Director